Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Annual Report on Form 10-K of our report, which contains an explanatory paragraph relating to Aris Industries, Inc.'s ability to continue as a going concern, dated March 7, 2003, on our audit of the consolidated financial statements and financial statement schedule of Aris Industries, Inc. and Subsidiaries as of December 31, 2002 and 2001 and for the years then ended, incorporated by reference in the registration statement on Form S-8 (SEC File No. 333-63411) of Aris Industries, Inc. previously filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.



                                                /s/ J.H. COHN LLP

Roseland, New Jersey
March 31, 2003